Exhibit 19
POLICIES ON THE PREVENTION OF INSIDER TRADING, PROHIBITION
OF HEDGING TRANSACTIONS AND MISUSE OF CONFIDENTIAL
INFORMATION OF OCEANEERING INTERNATIONAL, INC.
1.Introduction
In the normal course of Oceaneering’s business, directors, officers and employees acting for or on its behalf may come into possession of significant, sensitive information. Under applicable law, this information is considered the Company’s property, and persons affiliated with the Company are entrusted with this information.
U.S. federal insider trading laws generally prohibit any director, officer or employee of a public company, such as Oceaneering, who possesses material, nonpublic information concerning that company from buying or selling any of that company’s securities or passing on such information to others who do so. Substantial legal penalties can be imposed for violation of such laws.
Further, Oceaneering expects all of its directors, officers and employees to avoid allowing their private interest to interfere, or appear to interfere, with the interest of the Company as a whole.
In order to facilitate compliance with applicable law regarding insider purchases and sales of the Company’s securities and with the Company’s Code of Business Conduct and Ethics and related policies and procedures (altogether, the “Code of Conduct”), Oceaneering has implemented the policies described below.
2.Purpose
The purpose of this statement of policies is to:
•inform persons who are affiliated with the Company of their basic responsibilities in this area under the law, with a view to assisting in the prevention of situations that could result in legal exposures to those persons and the Company;
•establish procedures for certain Oceaneering directors, officers and employees to follow before trading in the Company’s securities;
•establish policies to help avoid conflicts of interest or the appearance of conflicts of interest with respect to personal investments;
•establish policies for those persons to follow with respect to maintaining the confidentiality of information related to the Company; and
•explain the consequences of violating the law and those policies.
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3.Persons Subject to these Policies
These policies apply to all directors, officers and employees (collectively, “Company Personnel”) of Oceaneering. References in this statement of policies to “Oceaneering” or the “Company” include Oceaneering International, Inc. and its subsidiaries, unless the context indicates otherwise.
In addition, certain restrictions set forth in this statement of policies apply to family members of Company Personnel to the extent such family members may trade in or disclose inside information regarding Company Securities (as defined below). For purposes of this statement of policies, “family members” means, with respect to any Oceaneering director, officer or employee: (1) such person’s spouse and minor children; (2) anyone who resides with such person; and (3) any person, regardless of whether they live in the same household as such person, whose trading activities are directed by, or are subject to the influence or control of, such person. A legal entity, such as a family limited partnership or trust, whose trading activities are directed by, or are subject to the influence or control of, an Oceaneering director, officer or employee or a family member, will be treated for purposes of these policies as a “family member.”
4.Transactions Subject to these Policies
These policies apply to transactions in any of the Company’s securities, including the Company’s common stock, options to purchase common stock or other types of securities that the Company may issue from time to time, such as bonds, notes, preferred stock, convertible debentures and warrants, as well as derivative securities issued by others, such as exchange-traded or over-the-counter put or call options or swaps relating to the securities issued by the Company (collectively, “Company Securities”).
5.Summary of Policies
a.Insider Trading and Tipping
If any Company Personnel are in possession of material, nonpublic information relating to the Company (also referred to as “inside information”) neither they nor their immediate family members may: (1) buy or sell Company Securities, including publicly traded options on Oceaneering’s capital stock; (2) pass on inside information to others; or (3) make any recommendation or express any opinion as to the purchase, sale or holding of Company Securities.
b.Prohibition on Hedging and Other Trading Restrictions
Company Personnel are prohibited from directly or indirectly engaging in transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of any Company Securities. In addition, certain Company Personnel are subject to additional trading restrictions and related
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procedures described in more detail below, including the requirement that Company Personnel in the Advance Notification Group must obtain clearance from Oceaneering’s Chief Legal Officer prior to engaging in transactions in Company Securities.
c.Unauthorized Disclosures
Company Personnel should avoid communicating nonpublic information regarding Oceaneering to any other person (including family members and friends) unless the other person has a need to know the information for reasons related to Oceaneering business. This policy applies without regard to the materiality of the information.
6.Statement of Policies
a.U.S. Federal Insider Trading Laws
Summary of the Law
U.S. federal and state insider trading laws generally prohibit any director, officer or employee (or any person related to a director, officer or employee) of a publicly traded company, such as Oceaneering, who possesses material, nonpublic information relating to that company from buying or selling that company’s stock or other securities, including publicly traded options on that company’s capital stock, or engaging in any other action to take advantage of, or pass on to others, that information.
Personal trading transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not an exception. The U.S. Securities and Exchange Commission (the “SEC”), which is the primary regulator under U.S. federal securities laws, takes the view that the mere fact that a person knows the information is generally enough to bar them from trading, even if the reasons for the potential trade are not based on that information.
This prohibition also extends to trading in securities issued by suppliers, customers or other companies (or options relating to those securities) while in possession of material inside information that may be acquired in the course of a person’s employment or relationship with Oceaneering and that relates to securities issued by any of those other companies. A public company and its controlling persons (which means anyone with the power to influence or control the management, policies or activities of the issuer, whether or not that power is exercised) may be liable if they fail to take reasonable steps to prevent illegal insider trading in the issuer’s securities.
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What is “Material”
In complying with the policies set forth in this statement of policies, it will be important for Company Personnel to determine whether particular information is material, nonpublic information. Information relating to an issuer of securities may be considered “material” when the information, whether positive or negative, might be of possible significance to a reasonable investor in a decision to purchase, sell or hold stock or other securities of that issuer or if the information, if disclosed, would be viewed by a reasonable investor as having significantly altered the total mix of information made available with respect to that issuer or those securities. Information may be significant for this purpose even if it would not alone determine the investor’s decision. Chances are that, if a person learns something that leads that person to want to buy or sell securities, the information will be considered material. Thus, even speculative information can be material: i.e., information that something is likely to happen, or even that it may happen, can be considered material. In short, any information which could reasonably affect the price of the security is material information.
By way of example, it is probable that the following information about the Company would, in most circumstances, be deemed material:
•annual, quarterly or monthly financial results;
•a change in earnings or earnings projections;
•negotiations and agreements regarding a significant pending or proposed merger, acquisition, business combination or tender offer;
•a significant sale of assets or the disposition of a significant subsidiary;
•significant changes in the mix of revenues, pricing terms, customers or suppliers;
•planned changes in dividend policies;
•declaration of a stock split or stock dividend or the offering of additional debt or equity securities;
•purchases pursuant to share repurchase programs;
•material developments with creditors, or significant changes in credit facilities or financing sources;
•entering into significant new contracts or the non-performance by a party under a significant existing contract;
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•significant threatened litigation or significant developments in existing litigation;
•the initiation of, or developments involving, any significant internal investigation;
•a change in auditors;
•significant labor disputes;
•top management or board changes; and
•significant new products or services offered.
This list is not intended to be exhaustive; other types of information may also be material. Company Personnel who know about any of the type of information described above with respect to the Company must not engage in any trading in Company Securities until after the information becomes public.
When Information is Public
Information is considered “public” and no longer “inside” only after it has been effectively disclosed in a manner sufficient to ensure its availability to the investing public. This disclosure generally requires reporting via a press release provided to broadly circulated news or wire services or a filing of a current report on Form 8-K with the SEC. Selective disclosure to a few persons does not make information public. Furthermore, adequate dissemination requires allowing enough time after the announcement for the market to react to the information. Once the Company releases information through public channels, it may take a few additional days for it to be considered broadly disseminated. The appropriate period between an announcement and a subsequent trade depends on the nature of the information disclosed. Generally, information that has been publicly released will be deemed for purposes of this statement of policies to have been adequately disseminated to and absorbed by the market after the second full trading day following the date of release. For purposes of this statement of policies, a “trading day” is a day on which the New York Stock Exchange is open for trading. Questions about whether sufficient time has passed since an announcement should be directed to Oceaneering’s Chief Legal Officer.
Tipping
Information that could have an impact on the market price of Company Securities, or sensitive information relating to other companies, including customers, suppliers or potential parties to contracts, must not be passed on to other companies or people (such as family members, friends, relatives or business associates). When “tipping” occurs, both the “tipper” and the “tippee” may be
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held liable, and this liability may extend to all those to whom the tippee gives the information.
b.Restrictions on Purchases and Sales, etc.
General Policy
It is the Company’s policy that, if any Company Personnel possess material, nonpublic information concerning the Company, neither they nor any of their family members may, directly or indirectly: (1) buy or sell Company Securities; (2) pass on such information to others; or (3) make any recommendation or express any opinion as to the purchase, sale or holding of Company Securities. This prohibition also extends to trading by any such Company Personnel (or their respective family members) in securities issued by any other company, such as a customer, supplier, competitor or joint venture partner of the Company or a prospective party to an acquisition or divestiture transaction with the Company, if such Company Personnel acquired material, nonpublic information relating to such other company in the course of employment or affiliation with the Company. All Company Personnel are responsible for the compliance with this statement of policies by their family members.
Quarterly Blackout Periods
In addition to the general policy prohibiting trading while in possession of material, nonpublic information, it is the Company’s policy that all members of the Board of Directors of Oceaneering International, Inc. (the “Board”), all the Company’s officers and certain other personnel, and their respective family members, are prohibited from buying or selling Company Securities during the period beginning on the first day of each calendar quarter and extending until the end of the second full trading day after the filing with the SEC of Oceaneering’s quarterly report on Form 10-Q with respect to such quarter (or annual report on Form 10-K, if such quarter was the fourth quarter of a calendar year). As an example, if such a periodic report is filed with the SEC before the market opens on a Monday, the “no-trade” period will extend through that day and the next trading day, such that trading can again occur on Wednesday. If the report is filed with the SEC during the trading day on Monday, or Monday evening, then trading cannot occur until Thursday.
Additional Blackout Periods
Upon notice from Oceaneering’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, additional blackout periods may be imposed as circumstances warrant, in the judgment of any such officer. In any case in which Company Personnel receive such a notice, they should not engage in any
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transaction involving the purchase or sale of Company Securities until advised that the restriction has been terminated. Persons who are subject to or are otherwise made aware of the existence of such a blackout period should not disclose the existence of such blackout period to others inside or outside of the Company, unless authorized to do so in connection with the administration of such blackout period.
The existence of blackout periods or situation-specific trading restrictions does not provide a safe harbor for trading by persons who are not subject to those blackout periods or other restrictions or for trading during other periods, and all Company Personnel should use good judgment at all times in connection with their securities trading activities. For example, occasions may arise when individuals subject to this statement of policies become aware, prior to the beginning of a blackout period, that earnings for the then-current quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, the general policy set forth above would still prohibit trading in Company Securities by those individuals, even though the time period is not within a normal quarterly blackout period or even if those individuals are not subject to the quarterly blackout periods in the normal course of business.
Questions about whether trading in Company Securities is permissible at any particular time should be directed to Oceaneering’s Chief Legal Officer.
401(k) Plan Transactions
The trading prohibitions described above do not apply to purchases of Oceaneering common stock equivalents in the Oceaneering Retirement Investment Plan (the “401(k) Plan”) resulting from periodic contributions of money to the Oceaneering stock fund in the plan pursuant to payroll deduction elections. Such prohibitions do apply, however, to other transactions involving the Oceaneering stock fund under the 401(k) Plan, including: (1) increasing or decreasing the percentage of periodic contributions that will be allocated to the Oceaneering stock fund; (2) making an intra-plan transfer of an existing account balance into or out of the Oceaneering stock fund; (3) borrowing money against a 401(k) Plan balance if the loan will result in a liquidation of some or all of the participant’s Oceaneering stock fund balance; and (4) pre-paying a 401(k) Plan loan if the prepayment will result in allocation of loan proceeds to the Oceaneering stock fund.
Special Types of Permitted Transactions
There are limited situations in which Company Personnel may buy or sell Company Securities without being subject to the restrictions under the policies set forth above. Unless otherwise noted below, such persons may:
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•exercise a tax withholding right with respect to restricted stock pursuant to which such person elects to have the Company withhold shares of Oceaneering common stock to satisfy tax withholding requirements upon vesting (note that this does not include market sales of Oceaneering common stock);
•exercise stock options that have been granted by Oceaneering, including any net exercise of an option pursuant to which the option holder has elected to have the Company withhold shares of Oceaneering common stock to satisfy tax withholding requirements or the exercise price of the option (note that this does not include broker-assisted cashless exercises or market sales of the purchased shares);
•buy or sell Company Securities pursuant to an approved Rule 10b5-1 trading program, as described in Section 6.d below; and
•make bona fide gifts (including charitable donations) of Company Securities, provided that the person making the gift has no reason to believe that the recipient intends to sell the securities immediately; however, (i) if the person making the gift is in the Advance Notification Group, then the advance notice procedures specified in Section 6.d below apply, and (ii) if the person making the gift is subject to a trading blackout in Company Securities, and a sale of the shares by the recipient will occur during a blackout period, then the gift may not be made until expiration of the blackout period (and any other restrictions under these policies) or arrangements satisfactory to the Chief Legal Officer are made such that the gift and subsequent sale transaction will be in compliance with the policies set forth above.
c.Certain Other Restrictions Relating to Company Securities
The Company considers it improper and inappropriate for persons employed by or closely associated with the Company to engage in short-term or speculative transactions in Company Securities that may present an actual or apparent conflict of interest or lead to inadvertent violations of securities laws. Accordingly, any trading activities involving Company Securities by such persons are subject to the following additional restrictions and prohibitions:
Limit Orders
Limit orders and other standing instructions to trade Company Securities under certain circumstances may result in illegal insider trading if the order executes while a person is in possession of material, nonpublic information, even if the person was not in possession of that information when the order was made. As a result, standing orders should only be used by Company Personnel for a short period of time and, for Company Personnel who are in the Advance Notification Group or otherwise subject to quarterly or other trading blackouts in Company Securities, such orders should not be live during any blackout period (unless the
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instructions are part of an approved Rule 10b5-1 trading plan, discussed in Section 6.d below).
Publicly Traded Options
A transaction in put options, call options or other derivatives with respect to Company Securities is, in effect, a bet on the short-term movement of the price of Company Securities and, therefore, may create the appearance that a person is trading on the basis of material, nonpublic information. Transactions in such options or other derivatives also may focus the person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, Company Personnel are prohibited from engaging in transactions involving puts, calls or other derivatives with respect to any Company Securities, whether in any over-the-counter or bespoke transaction, on an exchange, or in any other organized market.
Hedging Transactions
Certain forms of hedging or monetization transactions, such as zero-cost collars and forward-sale contracts (including prepaid variable forward contracts), allow a person to lock in much of the value of their stock holdings, often in exchange for at least a part of the potential for upside appreciation in the stock. These transactions allow a person to continue to own the covered securities, but without the full risks and rewards of ownership. Therefore, Company Personnel are prohibited from, either directly or indirectly through a designee or otherwise, purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds) or otherwise engaging in any transactions that are designed to or have the effect of hedging or offsetting any decrease in the market value of any of any Company Securities (whether such securities were granted by the Company as part of any compensation arrangement or are otherwise held, directly or indirectly, by any such person).
Short Sales
Short sales of Company Securities (i.e., sales of Company Securities that are not then owned) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller lacks confidence in the Company or its short-term prospects. Short sales may also reduce the seller’s incentive to assist in improving the Company’s performance. In addition, Section 16(c) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), prohibits directors and certain officers from engaging in short sales. For these reasons, Company Personnel are prohibited from engaging in short sales of Company Securities, including a “sale against the box” (i.e., a sale with delayed delivery).
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Margin Accounts and Pledges
Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the person pledging the securities is in possession of material, nonpublic information or otherwise is not permitted to trade in Company Securities, Company Personnel are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.
Hedge Funds
Oceaneering further prohibits Company Personnel from making an investment in any private investment vehicle that is exempt from registration as an investment company by operation of Section 3(c)(1) or 3(c)(7) of the Investment Company Act of 1940, as amended, or any similar investment vehicle (any such investment vehicle being referred to herein as a “Hedge Fund”), if such person (a) has knowledge or reason to know (based on information reasonably available to them) that such Hedge Fund has a history of acquiring a short position in Company Securities or is then maintaining (or has announced plans to acquire) a short position in Company Securities, or (b) is a controlling person or partner of such Hedge Fund and/or has or shares investment control over such Hedge Fund’s portfolio securities.
d.Advance Notification Procedures
General Procedures
All persons subject to Section 16 of the Exchange Act with respect to Oceaneering’s common stock (as determined from time to time by Oceaneering’s Board), and all Company employees designated in writing by Oceaneering’s Chief Executive Officer, Chief Financial Officer or Chief Legal Officer, and their respective family members (the “Advance Notification Group”), are subject to the requirements described below.
Any member of the Advance Notification Group who intends to buy or sell Company Securities must review the proposed transaction, in advance, with Oceaneering’s Chief Legal Officer or one of the Chief Legal Officer’s designees (called the “reviewer” below). This requirement applies to dividend reinvestments and gifts of Oceaneering common stock, as well as any changes in participation in the Oceaneering stock fund under the 401(k) Plan (other than those changes resulting from any designation made for payroll contributions to an
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employee’s Oceaneering stock fund account under the 401(k) Plan or from any applicable automatic reinvestment of Oceaneering cash dividends which occur under the terms of the 401(k) Plan and not as elected by the employee). No Oceaneering cash dividend received by Company Personnel who are in the Advance Notification Group, or otherwise are subject to quarterly or other trading blackouts in Company Securities, may be used to purchase Oceaneering common stock during the blackout period. This prohibition applies regardless of whether the individual participates in a dividend reinvestment program in their brokerage account for such cash dividends. Therefore, each member of the Advance Notification Group, and anyone else subject to trading blackouts in Company Securities, should make sure their broker does not automatically purchase Oceaneering common stock during a blackout period with the dividend. It is extremely important that each member of the Advance Notification Group comply with the advance notification requirement to allow sufficient time to prepare any SEC filings for the transaction that are required.
Each member of the Advance Notification Group must provide the reviewer with information regarding the type of transaction and the number of shares involved. No sale or purchase of Company Securities should be undertaken by Company Personnel who possess material, nonpublic information concerning the Company; accordingly, if a member of the Advance Notification Group, or any other Company Personnel, have questions regarding whether they possess such inside information, they should seek guidance from our Chief Legal Officer (or the Chief Legal Officer’s designee, as the case may be). The reviewer will subsequently contact them to communicate any position the Company has on the proposed transaction, and until the reviewer has communicated the Company’s position, the transaction may not be effected. If the transaction is not executed within four trading days after the transaction has been reviewed (and in any case in which they subsequently come into possession of material, nonpublic information during such four trading-day period), the individual should check with the reviewer again before concluding the transaction. For planning purposes, individuals should allow sufficient time (at least two trading days from confirmation of the reviewer’s receipt of the request) for consideration of a proposed transaction under these advance notification requirements.
The advance notification procedures are intended as a means to enable the Company to assist in preventing situations that could result in legal exposure and embarrassment to individuals and the Company. In the case of Section 16 reporting persons, the same procedure provides a check against transactions that could create a “short-swing profits” liability for the reporting person and will assist the Company in making sure the transactions are reported to the SEC on a timely basis.
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Each member of the Advance Notification Group should note that: (1) the reviewer will be acting on behalf of the Company; (2) the reviewer will not be acting as legal counsel to such member of the Advance Notification Group or providing legal advice to them; and (3) compliance with the insider trading laws and the short-swing profits rules (to the extent applicable) is ultimately an individual responsibility.
Rule 10b5-1 Trading Plans
In addition to the general advance notice requirements specified above, any member of the Advance Notification Group who intends to enter into a trading plan under SEC Rule 10b5-1 (a “Rule 10b5-1 trading plan”) must submit that plan to the Chief Legal Officer’s office for review prior to implementation of the plan. Trading in Company Securities pursuant to such a trading plan will be permitted (even during blackout periods), provided such trading plan: (1) has been implemented in compliance with applicable law; (2) has been reviewed and approved in writing by Oceaneering’s Chief Legal Officer prior to the individual’s entry into the trading plan; and (3) is adopted outside of a blackout period when the individual is not in possession of material, nonpublic information and is otherwise in compliance with this statement of policies. The compliance of any Rule 10b5-1 trading plan with the applicable SEC rules is the responsibility of the person adopting such plan.
Although Oceaneering’s Chief Legal Officer has absolute discretion as to whether to approve a proposed Rule 10b5-1 trading plan, any such trading plan must, at the minimum, meet the following conditions:
•the plan must contain clear and specific trading instructions that do not permit the person adopting such trading plan to exercise any post-plan adoption influence over how, when or whether the plan’s future transactions are implemented;
•the plan must be entered into or adopted in good faith by the plan participant, and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b5-1 under the Exchange Act and, with respect to any director of the Company or officer of the Company who is required to file reports pursuant to Section 16 of the Exchange Act (a “Section 16 person”), a written representation to this effect;
•the plan must have a minimum duration of one year; and
•no transactions shall occur under the plan until the expiration of a waiting period consisting of:
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•with respect to any Section 16 person, the later of (a) ninety (90) days after the adoption of such plan or (b) two business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which such plan was adopted (but, in any event, subject to a maximum of one hundred twenty (120) days after the adoption of such plan); and
•with respect to any non-Section 16 person, thirty (30) days after the adoption of such plan.
Modifications of or amendments to a Rule 10b5-1 trading plan, including, but not limited to, the trading formula or instructions, are subject to the requirements set forth above, as if such modification or amendment were the adoption of a new Rule 10b5-1 trading plan. A participant in a Rule 10b5-1 trading plan should not engage in any trading relating to Company Securities outside the plan while the plan is effect. Participants in Rule 10b5-1 trading plans should consult with Oceaneering’s Chief Legal Officer prior to terminating any such trading plan.
e.Policy on Maintaining Confidentiality
General
Subject to the provisions under “Whistleblower Protection” below, all Company Personnel should avoid communicating nonpublic Company information to any person (including family members and friends) unless the person has a need to know the information for Company-related reasons. This policy applies without regard to the materiality of the information. Consistent with the foregoing, Company Personnel should be discreet with nonpublic information and refrain from discussing any such information in public places where it can be overheard, such as elevators, restaurants and on public transportation. Likewise, Company Personnel should take care to protect sensitive information from access by unauthorized persons, such as by allowing sensitive information displayed on a laptop computer to be viewed by a fellow passenger on an airplane. To avoid even the appearance of impropriety, Company Personnel should at all times refrain from providing advice or making recommendations regarding the purchase or sale of Company Securities or the securities of other companies of which they have knowledge as a result of employment or association with the Company. If any Company Personnel communicate information that someone else uses to trade illegally in securities, the legal penalties described in this statement of policies can apply.
Internet Message Boards, etc.
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In an effort to prevent unauthorized disclosure of information pertaining to the Company, Company Personnel are prohibited from posting inside information or responding to any posting containing such information on or in Internet message boards, chat rooms, discussion groups or other publicly accessible forums, with respect to the Company. Company Personnel should keep in mind that any inquiries about the Company should be directed to Oceaneering’s Investor Relations Department.
Whistleblower Protection, etc.
Consistent with Oceaneering’s Code of Conduct, nothing in this or any other policy of the Company shall prohibit any Company Personnel from reporting possible violations of federal law or regulation to any applicable governmental agency or authority, or making other reports or disclosures that are protected under the whistleblower provisions of any applicable law, rule or regulation. Company Personnel do not need the prior authorization of Oceaneering’s Chief Legal Officer (or any other officer of Oceaneering) to make any such reports or disclosures, and Company Personnel are not required to notify Oceaneering that such reports or disclosures have been made. Oceaneering encourages Company Personnel to utilize the reporting processes set forth in the Code of Conduct to report any issues or concerns involving conduct by others on behalf of the Company.
Furthermore, nothing in this or any other policy of the Company shall abridge any rights or obligations that are established or imposed by applicable law.
f.Compliance and Penalties
Surveillance
The SEC, the national securities exchanges in the U.S. and the Nasdaq Stock Market have extensive surveillance facilities that are used to monitor trading in stocks and stock options. Frequently, these institutions have cooperative arrangements with comparable institutions outside the U.S. If a security transaction becomes the subject of scrutiny, the transaction will be viewed after the fact. As a result, before engaging in any transaction, all persons covered by this statement of policies should carefully consider how regulators and others might view the transaction in hindsight.
Penalties
The consequences of insider trading violations can be severe under U.S. law. The SEC takes the position that these laws apply to all transactions in shares or options of companies listed for trading in the U.S., whether or not the actual
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trades take place in the U.S. For individuals who trade on inside information (or tip information to others), possible penalties include:
•a civil penalty of disgorgement, or return, of profit gained or loss avoided, plus a fine of up to three times the profit gained or loss avoided;
•a criminal fine (no matter how small the profit) of up to $5 million; and
•a jail term of up to 20 years.
In addition to civil and criminal penalties, persons contemporaneously trading at the time of a violation of the insider trading laws have the right to sue the insider for an amount equal to the profit gained or loss avoided by the insider in the transaction, offset by any amounts the insider is required to disgorge by the SEC.
For a company (as well as any controlling person of a company) that knows or recklessly disregards the fact that an employee is likely to engage in illegal trading and fails to take appropriate steps to prevent illegal trading, possible penalties include:
•a civil penalty of up to the greater of $1 million or three times the profit gained or loss avoided as a result of the employee’s violation; and
•a criminal penalty of up to $25 million.
Compliance
All Company Personnel must strictly comply with the policies set forth above. Moreover, no person should engage in any transaction in which they may even appear to be trading while in possession of inside information. Failure to observe those policies may result in serious legal difficulties for any Company Personnel involved, as well as the Company, including the possibility of civil suits by stockholders. Persons violating any of those policies will be subject to disciplinary action, including, but not limited to, dismissal or removal from their positions with the Company.
7.Further Information
Please direct any questions regarding these policies to Oceaneering’s Chief Legal Officer.
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